EXHIBIT 10.7

Promissory Note

IREIT OLIVE BRANCH WEDGEWOOD, L.L.C.

Wedgewood Commons Shopping Center

$16,900,000.00                                                                                                                                                                    December 23, 2013

FOR VALUE RECEIVED, IREIT OLIVE BRANCH WEDGEWOOD, L.L.C., a Delaware limited liability company (“Borrower”), whose address is c/o Inland Real Estate Income Trust, Inc., 2901 Butterfield Road, Oak Brook, IL 60523, Attn: President, hereby promises to pay to the order of Bank of America, N.A., a national banking association (together with any and all of its successors and assigns and/or any other holder of this Note, “Lender”), without offset, in immediately available funds in lawful money of the United States of America, at Bank of America, N.A., Commercial Real Estate Banking, 100 North Tryon Street, NC1-007-11-15, Charlotte, NC 28255 (Attn: Real Estate Loan Administration), the principal sum of Sixteen Million Nine Hundred Thousand and No/100 Dollars ($16,900,000.00) (or the unpaid balance of all principal advanced against this Note, if that amount is less), together with interest on the unpaid principal balance of this Note from day to day outstanding as hereinafter provided.

Section 1 Payment Schedule and Maturity Date.

(a) Interest Payments. Installments of interest for each calendar month shall be due and payable in arrears on the fifteenth (15th) day of each month beginning with the interest installment due on February 15, 2014 (which such payment shall, if applicable, also include any interest accrued for periods prior to the applicable month for which such payment is being made), and continuing on the fifteenth (15th) day of each month thereafter until all principal and accrued interest owing on this Note shall have been fully paid and satisfied. The entire principal balance of this Note then unpaid, together with all accrued and unpaid interest and all other amounts payable hereunder and under the other Loan Documents (as hereinafter defined), shall be due and payable in full on the Maturity Date (as defined below).

(b) Principal Payments; Maturity Date. No scheduled principal payments are due with respect to the Loan during the term hereof. Notwithstanding anything to the contrary contained herein, the entire principal balance of this Note then unpaid and all accrued interest then unpaid shall (unless accelerated sooner pursuant to the terms of the Loan Documents) be finally due and payable on December 23, 2018 (the “Maturity Date”).

Section 2 Security; Loan Documents. The security for this Note includes a Deed of Trust, Assignment, Security Agreement and Fixture Filing (as the same may from time to time be amended, restated, modified or supplemented, the “Deed of Trust”) of even date herewith from Borrower to Lender, conveying and encumbering certain real and personal property more particularly described therein (the “Property”). This Note, the Deed of Trust, the Term Loan Agreement between Borrower and Lender of even date herewith (as the same may from time to time be amended, restated, modified or supplemented, the “Loan Agreement”) and all other documents (including, without limitation, the “Loan Documents,” as defined in the Loan Agreement) now or hereafter securing, guaranteeing or executed in connection with the loan evidenced by this Note (the “Loan”), as the same may from time to time be amended, restated, modified or supplemented, are herein sometimes called individually a “Loan Document” and together the “Loan Documents.”

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Section 3 Interest Rate.

(a) LIBOR Daily Floating Rate. The unpaid principal balance of this Note from day to day outstanding which is not past due, shall bear interest at a fluctuating rate of interest per annum equal to the LIBOR Daily Floating Rate for that day plus one hundred ninety (190) basis points per annum (the “Floating Rate”). The “LIBOR Daily Floating Rate” shall mean a fluctuating rate of interest per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as selected by Lender from time to time) at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits being delivered in the London interbank eurodollar market for a term of one (1) month commencing that day, or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by Lender to be the rate at which deposits in U.S. Dollars for delivery on the date of determination in same day funds in the approximate outstanding amount of the Loan and with a term equal to one (1) month would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination. “London Banking Day” means any day on which dealings in U.S. Dollar deposits are conducted by and between banks in the London interbank eurodollar market. Interest shall be computed for the actual number of days which have elapsed, on the basis of a 360-day year.

(b) Illegality. If Lender determines that for any reason, any Law has made it unlawful, or that any Governmental Authority (as defined in Section 7) has asserted that it is unlawful, for Lender to make, maintain or fund loans whose interest is determined by reference to the LIBOR Daily Floating Rate, or to determine or charge interest rates based upon the LIBOR Daily Floating Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, U.S. Dollars in the London interbank eurodollar market, then, on notice thereof by Lender to Borrower, any obligation of Lender to provide the Floating Rate shall be suspended, until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. During the period of any such suspension, the unpaid principal balance of this Note from day to day outstanding which is not past due, shall bear interest at a fluctuating rate of interest per annum equal to the Alternative Rate for that day plus one hundred twenty-five (125) basis points per annum. As used herein:

“Alternative Rate” means, for any day, a fluctuating rate per annum equal to the higher of (i) the Federal Funds Rate less fifty (50) basis points, and (ii) the rate of interest in effect for such day as publicly announced from time to time by Lender as its “Prime Rate.”

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/10,000 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by Lender.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

The “Prime Rate” means a rate set by Lender based upon various factors including Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such Prime Rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

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(c) Inability to Determine Rate. If Lender determines that for any reason, (i) U.S. Dollar deposits are not being offered to banks in the London interbank eurodollar market in the outstanding amount of the Loan for terms equal to one (1) month, (ii) adequate and reasonable means do not exist for determining the LIBOR Daily Floating Rate with respect to the Loan, or (iii) the Floating Rate does not adequately and fairly reflect the cost to Lender of funding the Loan, Lender will promptly so notify Borrower. Thereafter, the obligation of Lender to provide the Floating Rate shall be suspended until Lender revokes such notice. During the period of any such suspension, the unpaid principal balance of this Note from day to day outstanding which is not past due, shall bear interest at a fluctuating rate of interest per annum equal to the Alternative Rate for that day plus one hundred twenty-five (125) basis points per annum.

Section 4 Prepayment. Borrower may prepay the principal balance of this Note, in full at any time or in part from time to time, without fee, premium or penalty, provided that: (a) no prepayment may be made which in Lender’s judgment would contravene or prejudice funding under any applicable permanent loan commitment or tri-party agreement or the like; (b) Lender shall have actually received from Borrower prior written notice of (i) Borrower’s intent to prepay, (ii) the amount of principal which will be prepaid (the “Prepaid Principal”), and (iii) the date on which the prepayment will be made; (c) each prepayment shall be in the amount of $1,000 or a larger integral multiple of $1,000 (unless the prepayment retires the outstanding balance of this Note in full); and (d) each prepayment shall be in the amount of 100% of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to Lender under the Loan Documents on or before the date of prepayment but have not been paid. If this Note is prepaid in full, any commitment of Lender for further advances shall automatically terminate.

Section 5 Late Charges. If Borrower shall fail to make any payment under the terms of this Note (other than the payment due at maturity) within fifteen (15) days after the date such payment is due, Borrower shall pay to Lender on demand a late charge equal to four percent (4%) of the amount of such payment. Such fifteen (15) day period shall not be construed as in any way extending the due date of any payment. The late charge is imposed for the purpose of defraying the expenses of Lender incident to handling such delinquent payment. This charge shall be in addition to, and not in lieu of, any other amount that Lender may be entitled to receive or action that Lender may be authorized to take as a result of such late payment.

Section 6 Default Rate. After the occurrence of an Event of Default (including the expiration of any applicable cure period), the Lender, in the Lender’s sole discretion and without notice or demand, may raise the rate of interest accruing on the outstanding principal balance of this Note by three hundred (300) basis points above the rate of interest otherwise applicable (“Default Rate”), independent of whether the Lender elects to accelerate the outstanding principal balance of this Note.

Section 7 Increased Costs. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (which shall include, for purposes of this Section, any corporation Controlling Lender) (excluding any reserve requirement already reflected in the calculation of the interest rate in this Note);

(b) subject Lender to any taxes (other than taxes imposed on or measured by net income, however denominated, franchise taxes or branch profit taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on Lender or the London interbank eurodollar market any other condition, cost or expense affecting this Note or any outstanding amount of the Loan;

and the result of any of the foregoing shall be to increase the cost to Lender, of providing, continuing or maintaining the Loan, or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered. Such additional costs and/or reduction shall be allocated to this Note or any outstanding amount of the Loan as determined by Lender, using any reasonable method. No failure by Lender to immediately demand payment of any amounts hereunder shall constitute a waiver of Lender’s right to demand payment of such amounts at any subsequent time. Nothing herein contained shall be construed or shall operate to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable Law. As used herein:

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“Change in Law” means the occurrence, after the date of this Note, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline, or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, or issued.

Section 8 Capital Requirements. If Lender (which shall include, for purposes of this Section, any corporation Controlling Lender) determines that any Change in Law affecting Lender, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital, as allocated to this Note or the Loan, or to Lender’s commitments under this Note or the Loan, to a level below that which Lender could have achieved but for such Change in Law (taking into consideration Lender’s policies with respect to capital adequacy), then from time to time Borrower will pay to Lender, within thirty (30) days after request by Lender, such additional amount or amounts as will compensate Lender for any such reduction suffered. The allocation shall be made as determined by Lender, in good faith and not in an arbitrary or capricious basis, using any reasonable method. No failure by Lender to immediately demand payment of any amounts hereunder shall constitute a waiver of Lender’s right to demand payment of such amounts at any subsequent time. Nothing herein contained shall be construed or shall operate to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable Law.

Section 9 Certain Provisions Regarding Payments. All payments made under this Note shall be applied, to the extent thereof, to late charges, to accrued but unpaid interest, to unpaid principal, and to any other sums due and unpaid to Lender under the Loan Documents, in such manner and order as Lender may elect in its sole discretion, any instructions from Borrower or anyone else to the contrary notwithstanding. Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment in an amount less than the amount then due on any indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive or excuse the existence of an Event of Default (as hereinafter defined), (b) waive, impair or extinguish any right or remedy available to Lender hereunder or under the other Loan Documents, or (c) waive the requirement of punctual payment and performance or constitute a novation in any respect. Payments received after 3:00 p.m. shall be deemed to be received on, and shall be posted as of, the following Business Day. Whenever any payment under this Note or any other Loan Document falls due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day.

Section 10 Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:

(a) Borrower fails to pay when and as due and payable any amounts payable by Borrower to Lender under the terms of this Note within five (5) days of the date when such payment is due and owing pursuant to the terms hereof (provided, that such grace period shall not apply more than twice during any calendar year and shall not apply to any payment of principal due hereunder, whether at maturity or otherwise).

(b) Any covenant, agreement or condition in this Note is not fully and timely performed, observed or kept, subject to any applicable grace or cure period.

(c) An Event of Default (as therein defined) occurs under any of the Loan Documents other than this Note (subject to any applicable grace or cure period).

Section 11 Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may at any time thereafter exercise any one or more of the following rights, powers and remedies:

(a) Lender may accelerate the Maturity Date and declare the unpaid principal balance and accrued but unpaid interest on this Note, and all other amounts payable hereunder and under the other Loan Documents, at once due and payable, and upon such declaration the same shall at once be due and payable.

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(b) Lender may set off the amount due against any and all accounts, credits, money, securities or other property now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower.

(c) Lender may exercise any of its other rights, powers and remedies under the Loan Documents or at law or in equity.

Without limitation of the foregoing, upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code (Title 11 of the United States Code, as in effect from time to time), any obligation of Lender to make advances shall automatically terminate, and the unpaid principal amount of the Loan outstanding and all interest and other amounts payable hereunder and under the other Loan Documents shall automatically become due and payable, in each case without further act of Lender.

Section 12 Remedies Cumulative. All of the rights and remedies of Lender under this Note and the other Loan Documents are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Lender of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other rights and remedies. No single or partial exercise of any right or remedy shall exhaust it or preclude any other or further exercise thereof, and every right and remedy may be exercised at any time and from time to time. No failure by Lender to exercise, nor delay in exercising, any right or remedy, including but not limited to the right to accelerate the maturity of this Note, shall operate as a waiver of such right or remedy or as a waiver of any Event of Default. Without limiting the generality of the foregoing provisions, the acceptance by Lender from time to time of any payment under this Note which is past due or which is less than the payment in full of all amounts due and payable at the time of such payment, shall not (i) constitute a waiver of or impair or extinguish the right of Lender to accelerate the maturity of this Note or to exercise any other right or remedy under this Note and/or any other Loan Document at the time or at any subsequent time, or nullify any prior exercise of any such right or remedy, or (ii) constitute a waiver of the requirement of punctual payment and performance or a novation in any respect.

Section 13 Costs and Expenses of Enforcement. Borrower agrees to pay to Lender on demand all costs and expenses incurred by Lender in seeking to collect this Note or to enforce any of Lender’s rights and remedies under the Loan Documents, including court costs and reasonable attorneys’ fees and expenses, whether or not suit is filed hereon, or whether in connection with bankruptcy, insolvency or appeal.

Section 14 Service of Process. Borrower hereby irrevocably designates and appoints CT Corp. as Borrower’s authorized agent to accept and acknowledge on Borrower’s behalf service of any and all process that may be served in any suit, action, or proceeding instituted in connection with this Note in any state or federal court sitting in the State of North Carolina. If such agent shall cease so to act, Borrower shall irrevocably designate and appoint without delay another such agent in the State of North Carolina satisfactory to Lender and shall promptly deliver to Lender evidence in writing of such agent’s acceptance of such appointment and its agreement that such appointment shall be irrevocable.

Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by (a) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower and (b) serving a copy thereof upon the agent, if any, hereinabove designated and appointed by Borrower as Borrower’s agent for service of process. Borrower irrevocably agrees that such service shall be deemed to be service of process upon Borrower in any such suit, action, or proceeding. Nothing in this Note shall affect the right of Lender to serve process in any manner otherwise permitted by law and nothing in this Note will limit the right of Lender otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions, subject to any provision or agreement for arbitration or dispute resolution set forth in the Loan Agreement.

Section 15 Heirs, Successors and Assigns. The terms of this Note and of the other Loan Documents shall bind and inure to the benefit of the heirs, devisees, representatives, successors and assigns of the parties. The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted under the Loan Documents.

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Section 16 General Provisions. Time is of the essence with respect to Borrower’s obligations under this Note. If more than one person or entity executes this Note as Borrower, all of said parties shall be jointly and severally liable for payment of the indebtedness evidenced hereby. Borrower and each party executing this Note as Borrower hereby severally (a) waive demand, presentment for payment, notice of dishonor and of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices (except any notices which are specifically required by this Note or any other Loan Document), filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (b) agree to any substitution, subordination, exchange or release of any such security or the release of any party primarily or secondarily liable hereon; (c) agree that Lender shall not be required first to institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable hereon or to perfect or enforce its rights against them or any security herefor; (d) consent to any extensions or postponements of time of payment of this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; and (e) submit (and waive all rights to object) to non-exclusive personal jurisdiction of any state or federal court sitting in the state and county in which payment of this Note is to be made for the enforcement of any and all obligations under this Note and the other Loan Documents; (f) waive the benefit of all homestead and similar exemptions as to this Note; (g) agree that their liability under this Note shall not be affected or impaired by any determination that any title, security interest or lien taken by Lender to secure this Note is invalid or unperfected; and (h) hereby subordinate to the Loan and the Loan Documents any and all rights against Borrower and any security for the payment of this Note, whether by subrogation, agreement or otherwise, until this Note is paid in full. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances. This Note may not be amended except in a writing specifically intended for such purpose and executed by the party against whom enforcement of the amendment is sought. Captions and headings in this Note are for convenience only and shall be disregarded in construing it. This Note and its validity, enforcement and interpretation shall be governed by the laws of the State of North Carolina (without regard to any principles of conflicts of laws) and applicable United States federal law. Whenever a time of day is referred to herein, unless otherwise specified such time shall be the local time of the place where payment of this Note is to be made. The term “Business Day” shall mean a day on which Lender is open for the conduct of substantially all of its banking business at its office in the city in which this Note is payable (excluding Saturdays and Sundays). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement. The words “include” and “including” shall be interpreted as if followed by the words “without limitation.”

Section 17 Notices. Any notice, request, or demand to or upon Borrower or Lender shall be deemed to have been properly given or made when delivered in accordance with the terms of the Loan Agreement regarding notices.

Section 18 No Usury. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state Law or applicable United States federal Law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state Law) and that this Section shall control every other covenant and agreement in this Note and the other Loan Documents. If applicable state or federal Law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender’s exercise of the option to accelerate the maturity of the Loan, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable Law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all other indebtedness secured by the Mortgage, and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable Law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Loan shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the maximum lawful rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 19 Arbitration. This Note is subject to arbitration as provided in the Loan Agreement.

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IN WITNESS WHEREOF, Borrower has duly executed this Note under seal as of the date first above written.

BORROWER:

IREIT OLIVE BRANCH WEDGEWOOD, L.L.C., a Delaware limited liability company

By:       Inland Real Estate Income Trust, Inc., a Maryland corporation,              its sole member

By:        /s/ David Z. Lichterman

Name:   David Z. Lichterman

Its:        Treasurer and Chief Accounting Officer

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